FILED IN ACCORDANCE WITH RULE 424(B)(3) UNDER THE SECURITIES ACT OF 1933, AS
                                                                         AMENDED
                                                     REGISTRATION NO. 333-102971


                              Prospectus Supplement
                              Dated January 5, 2004
                        To Prospectus Dated April 4, 2003

                            FREEDOM BANCSHARES, INC.

                            800,000 SHARES (minimum)
                           1,200,000 SHARES (maximum)

     This information supplements our prospectus dated April 4, 2003 and the supplements thereto dated June 25, 2003 and October 10, 2003 which relate to the offer and sale of a minimum of 800,000 shares and a maximum of 1,200,000 shares of Freedom Bancshares, Inc. common stock at a purchase price of $10.00 per share. The primary purpose of this supplement is to extend the stock offering period through February 16, 2004.

To Our Existing and Prospective Investors:

     We continue to make good progress toward opening the bank in February of 2004. The minimum capital requirement of $8,000,000 was surpassed in October, 2003, and we were granted permission by the Georgia Department of Banking and Finance to break escrow. Since then, we have acquired the land for our first office in Commerce, located our temporary facility on the site, moved in, and started hiring our staff. We have been very fortunate in attracting experienced and qualified folks to staff the bank, and look forward to serving you when we open.

     Many of you are aware that we added an additional director to the board. Don Shubert is a certified public accountant and a partner in Shubert & Sikes, P.C. in Commerce. Don has previously served on the board of directors of other local banks, and has a long history of community involvement in Jackson, Banks and Hall counties. We welcome him as a strong addition to our team.

     We continue to receive interest from investors, and the Board of Directors has voted to extend our offering to February 16, 2004 to accommodate these
folks.   We believe many of our investors will become customers of Freedom Bank of Georgia and we want to give every potential customer in our community an ample opportunity to invest. We, as before, reserve the right to close the offering prior to the expiration date.

     Please stop by our facility at 3165 Maysville Road in Commerce. We aren't yet open for business, but would like to give you a "tour", introduce you to our staff, and show you the plans for our permanent building.

     Thank you for your continued support.

Sincerely,

/s/ Vince Cater
Vince Cater
President and CEO


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